Exhibit 99.1

21062 Bake Parkway
NEWS RELEASE	Lake Forest, CA 92630 888-822-2660 Fax: 949-597-0662
CONTACT:

Norris Battin
The Cooper Companies, Inc.
ir@coopercompanies.com

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPORTS SECOND QUARTER 2005 RESULTS

Revenue Ahead 79% to $215.8 Million

EPS 81 Cents Before Nonrecurring Items; Reported EPS 62 Cents

LAKE FOREST, Calif., June 7, 2005 — The Cooper Companies, Inc. (NYSE: COO) today reported results for its fiscal second quarter ended April 30, 2005.

Second Quarter Reported Highlights

•	Revenue $215.8 million, 79% above the second quarter of 2004, 75% in constant currency.

•	Operating income, before nonrecurring acquisition and restructuring expenses, $53.4 million, 92% above the second quarter of 2004; with the nonrecurring expenses included, $43 million or 54% above last year’s second quarter.

•	EPS 81 cents before nonrecurring acquisition and restructuring expenses, reported EPS 62 cents; year-to-date EPS $1.40 before nonrecurring expenses, reported year-to-date EPS $1.11; trailing twelve months EPS $2.86 before nonrecurring expenses, $2.57 with nonrecurring expenses included.

•	Cash flow (pretax income from continuing operations plus depreciation and amortization before nonrecurring acquisition and restructuring expenses) per share $1.22, up from 86 cents in the second quarter of 2004; trailing twelve months $4.02. During the quarter, Cooper generated $43 million in operating cash flow, a record for any quarter in the Company’s history.

•	Other income includes $2.8 million, representing $0.05 per share, net of tax, for effective hedges in the form of interest rate swaps that did not qualify for hedge accounting treatment as of the end of our fiscal second quarter. We expect the swaps to qualify for hedge accounting treatment in our fiscal third quarter.

As a result of these interest rate swaps not qualifying as a hedge, the Company is remediating its hedge accounting process. This failure to qualify for hedge accounting treatment may constitute a material weakness in internal control. Due to management’s ongoing review, we may be delayed in filing our second quarter Form 10-Q.

Revenue and Earnings Per Share Guidance

Cooper has revised revenue and earnings per share guidance for fiscal years 2005, 2006 and 2007 effective today. The update reflects recent changes in foreign currency rates and, for CVI’s third quarter 2005 revenue guidance, adjustments for estimated inventory in trade channels. EPS guidance for 2005 has been adjusted to include second quarter actual results. Forward revenue guidance assumes no major changes in exchange rates.

•	For fiscal year 2005, Cooper now expects 2005 revenue of $828 million to $837 million and earnings per share, before nonrecurring acquisition and restructuring expenses, of $3.18 to $3.24, assuming an effective tax rate or ETR (provision for taxes divided by income before taxes) of 20%. Previous guidance issued on May 5, 2005 was revenue of $840 million to $850 million and earnings per share before nonrecurring expenses of $3.08 to $3.18.

•	CooperVision (CVI) anticipates fiscal year 2005 revenue of $720 million to $727 million. Previous CVI revenue guidance was $732 million to $739 million.

•	CooperSurgical (CSI), the Company’s women’s healthcare medical device business, expects revenue of $108 million to $110 million for fiscal 2005. Previous guidance was $108 million to $111 million.

•	For the fiscal third quarter of 2005, Cooper now expects revenue of $226 million to $231 million—$199 million to $203 million for CVI and $27 million to $28 million for CSI—with earnings per share before nonrecurring acquisition and restructuring expenses of 83 cents to 86 cents. Previous revenue guidance was $237 million to $240 million—$210 million to $212 million for CVI. CSI third quarter revenue guidance is unchanged as is Cooper’s third quarter 2005 earnings per share guidance.

•	For fiscal year 2006, Cooper’s revenue guidance is $983 million to $998 million compared to previous guidance of $1 billion to $1.015 billion. For fiscal year 2007, revenue guidance is $1.097 billion to $1.117 billion compared to previous guidance of $1.117 billion to $1.137 billion. The earnings per share guidance for 2006 of $4.00 to $4.10 and for 2007 of $4.75 to $4.85 issued on May 5, 2005 is unchanged.

Reported P&L Highlights ($’s in millions)

Three Months Ended April 30,

Revenue				Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$189.2	$95.1	99%	$53.7	$25.8	108%	28%	27%
CSI	26.6	25.5	4%	4.3	4.6	(7)%	16%	18%

Subtotal	215.8	120.6	79%	58.0	30.4	91%	27%	25%
Corporate expense	—	—	—	(4.6)	(2.6)	—	—	—

Total	$215.8	$120.6	79%	$53.4	$27.8	92%	25%	23%

Six Months Ended April 30,

Revenue				Operating Income
	2005	2004	% Inc.	2005*	2004	% Inc.	% Revenue 2005	% Revenue 2004
CVI	$310.6	$182.1	71%	$84.6	$48.4	75%	27%	27%
CSI	53.1	48.2	10%	8.0	10.0	(20)%	15%	21%

Subtotal	363.7	230.3	58%	92.6	58.4	59%	25%	25%
Corporate expense	—	—	—	(8.5)	(5.7)	—	—	—

Total	$363.7	$230.3	58%	$84.1	$52.7	60%	23%	23%

*	Before nonrecurring expenses for merger-related accounting and restructuring of $10.4 million in the second fiscal quarter and $13.5 million for the six months ended April 30, 2005.

Second Quarter 2005 Revenue and Expense Summary

Cooper’s second quarter revenue of $215.8 million was 79% above last year’s second quarter, 75% in constant currency. Gross margin, before nonrecurring acquisition and restructuring costs, was 65% unchanged from last year’s second quarter; 61% including nonrecurring expenses.

Selling, general and administrative expense grew 62% and decreased to 37% of revenue from 41% in last year’s second quarter. Corporate expenses increased to $4.6 million, up 22% from the previous quarter, and up 80% from the second quarter of 2004. These include added costs associated with the acquisition of Ocular Sciences, Inc. (Ocular), Cooper’s global trading arrangement and compliance with new corporate governance requirements including an estimated $5 million annually for Sarbanes-Oxley activities.

Research and development expense grew about $4 million over the second quarter of 2004 and is up more than $5 million year to date, as development work continues on CooperVision’s new product portfolio that includes second generation silicone hydrogel products, new Proclear® products and a new daily wear lens. These products and their anticipated launch dates are described in the table below.

Operating income before nonrecurring acquisition and restructuring expenses grew 92% and improved to 25% of revenue versus 23% in last year’s second quarter. With nonrecurring expenses included, operating income was 20% of revenue. Interest expense grew to $8.1 million compared to $1.5 million in second quarter of 2004 due primarily to added debt associated with the Ocular acquisition. Currency fluctuations did not significantly impact operating income in the quarter.

Income before taxes grew 73% before nonrecurring acquisition and restructuring expenses.

The effective tax rate (ETR) for the second quarter was 19.4% excluding nonrecurring acquisition and restructuring expenses; 21% when nonrecurring expenses are included. Cooper now expects that, excluding nonrecurring expenses, the ETR for 2005 will be 20%, down from the 21% reported in its first quarter results and 21.1% used for the second quarter of 2004.

Compared to the second quarter of 2004, the number of shares used to calculate diluted earnings per share increased 32% to 48.1 million shares including 10.7 million shares issued in connection with the acquisition of Ocular in January 2005.

Second Quarter 2005 Business Unit Operating Summaries ($’s in millions)

CooperVision

	2005 Reported	2005 Nonrecurring expenses	2005*	% Rev*	% chg vs 2004*
Net sales	$189.2	$—	$189.2	100%	99%
Cost of sales	73.4	(8.4)	65.0	34%	111%

Gross profit	115.8	8.4	124.2	66%	93%
SG&A	65.2	—	65.2	35%	73%
R&D and amortization	5.3	—	5.3	3%	486%
Restructuring costs	1.9	(1.9)	—	—	—

Total operating expense	72.4	(1.9)	70.5	38%	83%

Operating income	$43.4	$10.3	$53.7	28%	108%

CooperSurgical

	2005 Reported	2005 Nonrecurring expenses	2005*	% Rev*	% chg vs 2004*
Net sales	$26.6	$—	$26.6	100%	4%
Cost of sales	11.7	—	11.7	44%	2%

Gross profit	14.9	—	14.9	56%	6%
SG&A	9.4	—	9.4	35%	9%
R&D and amortization	1.2	—	1.2	5%	59%
Restructuring costs	0.1	(0.1)	—	—	—

Total operating expense	10.7	(0.1)	10.6	40%	13%

Operating income	$4.2	$0.1	$4.3	16%	(7)%

*	Before described nonrecurring expenses for merger-related accounting and restructuring.

Balance Sheet and Cash Flow Highlights

•	At the end of the fiscal second quarter, Cooper’s days sales outstanding (DSO) were 62 days compared to 61 days in last year’s second quarter and 65 days at the end of this year’s first quarter.

•	Inventory months on hand was 6.7 months at the end of the quarter versus 7.3 months in last year’s second quarter and 6.8 months at the end of this year’s first quarter.

•	Capital expenditures were $27.2 million in the quarter, primarily to expand manufacturing capacity and to continue the rollout of new information systems in selected locations.

Cooper expects capital expenditures in fiscal year 2005 of about $115 million to $125 million. About 70% of this will be spent for expanded capacity and additional manufacturing platforms for silicone hydrogel lens production, about 20% for conversion of CVI’s products to the Gen II manufacturing platform acquired in the Ocular acquisition and about 10% for information technology.

•	Depreciation and amortization was $10.8 million for the quarter.

•	Cash flow from operations in the second quarter was $43 million with free cash flow (cash flow from operations less capital expenditures) of $16 million. Year-to-date cash flow from operations is $80 million with free cash flow of $41 million.

•	Net debt (debt minus cash) declined $13.8 million during the quarter.

CooperVision Business Details

The soft contact lens market remains strong according to independent market research data that measures shipments by contact lens manufacturers throughout the world and data from Health Products Research, Inc. (HPR) that measures patient visits to contact lens practitioners in the United States.

During the first calendar quarter, contact lens revenue worldwide reported by the four leading contact lens manufacturers grew 12% – about 9% in constant currency. Total patient visits to practitioners in the United States grew 8%.

During the first calendar quarter, HPR reported that CooperVision became the leader in visits to practitioners by patients who are fit with contact lenses for the first time.

CVI’s market share of total visits to practitioners for contact lenses in the daily wear spherical lens category – the category where silicone hydrogel lenses compete – grew by one point due primarily to the growth of Proclear®, a family of lenses that competes favorably with silicone hydrogel lenses in visual acuity and patient comfort. Proclear sphere, toric and multifocal products combined grew 30% during CVI’s second quarter and 36% year to date. They now represent about 16% of CVI’s worldwide business with expected revenue in excess of $100 million for the year.

Second Quarter and Year-To-Date CooperVision Worldwide Reported Revenue Highlights

•	CVI’s worldwide revenue of $189.2 million grew 99% over last year’s second quarter – 94% in constant currency and is 71% ahead for the year – 66% in constant currency.

•	CVI’s specialty lenses – toric, cosmetic, multifocal lenses and lenses to alleviate dry eye symptoms – grew 51% in the second quarter and accounted for nearly half of its soft lens business. Year to date, specialty lens revenue is ahead 41%.

•	Sales of toric lenses, which correct astigmatism, increased 64% in the second quarter and accounted for about 33% of CVI’s soft contact lens revenue. Year to date, toric products are up 47%. All disposable toric products, the fastest growing toric lenses, grew 77% in the quarter and now represent about 76% of CVI’s worldwide toric sales.

•	Daily disposable lenses, products acquired in the Ocular transaction, had sales of about $22 million during the quarter.

•	In the Americas region, which accounts for 48% of CVI’s contact lens business, revenue grew 70% – 68% in constant currency and is 49% ahead year to date – 47% in constant currency, led by disposable spheres, up 116%, and disposable torics, up 73%.

•	European lens revenue, about 35% of CVI’s total revenue, grew 83% – 74% in constant currency and is 63% ahead year to date – 53% in constant currency, led by spherical lenses, up 82%, and toric lenses, up 78%

•	Asia-Pacific revenue in the second quarter grew to $31.3 million from $4.9 million, including $500 thousand of foreign exchange benefit, and now represents 17% of CVI’s worldwide business. For the first six months, Asia-Pacific sales grew to $44.2 million from $9.7 million including $800 thousand of foreign exchange benefit.

CVI Second Quarter Revenue Comparison

On January 6, 2005, Cooper acquired Ocular Sciences, Inc. and results from the acquired Ocular business are part of Cooper’s consolidated financial reporting from that date. In order to indicate fiscal second quarter organic growth in the combined contact lens businesses on a comparative basis, we include Ocular’s revenue of $80.8 million for February 1, 2004 through April 30, 2004, when we did not own them, with CVI’s reported $95.1 million fiscal second quarter revenue in the data presented in this section.

•	Worldwide, CVI’s soft contact lens revenue grew 9%.

•	Spherical lenses (60% of CVI’s soft contact lens business):

•	Spherical lens revenue grew 4% worldwide, United States revenue declined 7%; revenue outside the United States (OUS) grew 11%.

•	Disposable sphere revenue (91% of CVI’s spherical lens revenue) grew 7.5% worldwide, United States revenue declined 4%, revenue OUS grew 13%.

•	Daily disposable spheres grew 45% worldwide and are now selling at an annualized rate of more than $100 million.

•	Conventional spheres (9% of CVI’s spherical revenue) declined 20% worldwide and declined 32% in the United States.

•	Toric lenses (33% of CVI’s soft contact lens business):

•	Worldwide toric lens revenue grew 18% in a market that grew 13% in the first calendar quarter. United States revenue grew 11%; OUS revenue grew 28%.

•	Disposable torics (76% of CVI’s toric revenue) grew 33% worldwide and 28% in the United States. CVI continues to grow its disposable toric market share in all major markets.

•	Multifocal disposable lens worldwide revenue grew 50% in a market that grew 19% in the first calendar quarter. CVI’s share of the global disposable multifocal market now exceeds 20%.

•	The Proclear family of products grew 30% worldwide—30% in the United States and 31% OUS.

•	Total specialty lens revenue (torics, multifocals, cosmetic lenses and lenses to alleviate dry eye symptoms) grew 16% worldwide—12% in the United States and 20% OUS. Specialty lenses account for 48% of CVI’s soft lens revenue and 30% of the worldwide soft contact lens market.

•	Revenue for disposable products (lenses replaced after one day, two weeks or one month of daily lens wear) grew 15% worldwide—8% in the United States and 19% OUS. Disposable products account for 86% of CVI’s total revenue.

•	The Americas region, 48% of CVI’s soft contact lens business, grew 2%; European soft lens revenue, about 35% of CVI’s total revenue, grew 9% – 4% in constant currency; Asia-Pacific revenue, about 16% of total revenue, grew 37% – 35% in constant currency.

CVI New Products

The timing of CVI’s planned new product introductions over the next three years is shown in the table below.

Product Description	Planned Launch Date (calendar year)	Comments
Silicone Hydrogel (SiH) Sphere	2H05	Second generation SiH material first introduced in Europe; rest of the world to be determined

52% Water Aspheric Daily disposable	2H05	Product improvement

Biomedics products with PC technology	1H06	Upgrades Biomedics lenses

Proclear Toric Multifocal	2H06	New Proclear product

Proclear Toric XR	2H06	Expands Proclear toric parameters

Proclear Daily Disposable	2H06	Premium daily disposable

Silicone Hydrogel Sphere with Proclear technology	1H07	Softer lens material for improved ocular comfort

Proclear Multifocal Daily Disposable	1H07	First daily disposable multifocal

Silicone Hydrogel Toric	2H07	Second generation SiH for toric modality

A. Thomas Bender, Cooper’s chief executive officer, noted, “I believe that this is the strongest product pipeline in the industry. Over the next 12 to 36 months, we will extend the range of our successful Proclear brand, which improves comfort for patients who experience symptoms relating to dryness during lens wear, and introduce an improved, second generation of silicone hydrogel products. As these new products come to market, CVI will be well positioned to compete in every major market category around the world.”

CVI Second Quarter Expense Highlights

CVI’s gross margin before nonrecurring acquisition and restructuring expenses was 66% of revenue compared to 68% in the prior year’s second quarter. Gross profit with nonrecurring expenses was 61%, primarily due to the cost of stepping up Ocular’s inventory by $16.8 million to reflect manufacturing profit acquired, which is being written off over seven months.

CVI’s SG&A expense grew 73% during the quarter compared to revenue growth of 99%. Excluding nonrecurring expenses, CVI’s operating margin in the second quarter was 28% versus 27% in last year’s second quarter.

“The Ocular integration is proceeding well,” said Robert S. Weiss, Cooper’s chief operating officer. “We anticipate that when the integration is completed, we will have exceeded $50 million in operational synergies and improved our gross margin as we apply Ocular’s Gen II manufacturing process where appropriate to the CVI product line. With the recently announced consolidation of the Albuquerque and Huntington Beach manufacturing facilities into our Rochester, New York, plant, our manufacturing rationalization is ahead of schedule.”

CooperSurgical

Revenue at CSI, Cooper’s women’s healthcare medical device business, both organically and in total grew 4% over last year’s second quarter to $26.6 million. CSI’s operating margin was 16% for the quarter, down from 18% in the second quarter of 2004, reflecting increased marketing expenditures for products in the incontinence, infertility and female sterilization markets using its restructured sales force of 175 independent and direct sales representatives.

Earnings Per Share

All per share amounts in this news release refer to diluted per share amounts.

Non-GAAP Financial Measures (In millions, except per share amounts)

Cash Flow per Share

In this news release, we report Cooper’s “cash flow per share” for the second quarter of fiscal 2005 and 2004 as $1.22 and $0.86, respectively, and our cash flow per share for the twelve months ended April 30, 2005 as $4.02.

Although “cash flow per share” is a non-GAAP financial measure, we disclose it because we believe it is the most appropriate measure of Cooper’s liquidity and financial strength, particularly when calculated consistently over time. In Cooper’s case, cash flow per share is more informative than the more common non-GAAP measure of liquidity called “earnings before interest, taxes, depreciation and amortization” (EBITDA) because, unlike most companies, Cooper does not expect to pay significant federal income taxes until after 2007, when it expects to exhaust the usage of its U.S. net operating loss carryforwards. Cooper has a significant competitive advantage, as most companies expend a large portion of their pretax profits on taxes. Readers should understand this and judge our financial strength accordingly.

To calculate “cash flow per share,” we add back non-cash charges for depreciation, amortization and nonrecurring acquisition and restructuring expenses to income before income taxes, and then divide the result by the average number of shares used to calculate diluted earnings per share. In the table below, we reconcile earnings per share (the closest GAAP disclosure) to “cash flow per share” for all periods reported using the same diluted per share figures. To calculate “cash flow per share” for the trailing twelve months, we add the result for first half of fiscal 2005 to fiscal year 2004 cash flow per share then subtract the first half of fiscal 2004.

	Q2 2005	Q2 2004	YTD 4/30/05	YTD 4/30/04	Twelve Months Ended 10/31/04	Twelve Months Ended 4/30/05
Income for calculating earnings per share	$30.0	$22.2	$49.0	$41.1	$94.9
Add:
Income taxes	7.8	5.8	12.7	11.3	19.7
Depreciation	9.6	3.5	16.3	6.7	13.6
Amortization	1.2	0.5	2.1	0.8	2.1
Nonrecurring acquisition and restructuring expenses	10.4	—	15.1	—	—
Less: Interest charge applicable to convertible debt, net of tax	0.5	0.5	1.0	1.0	2.1

“Cash flow”	$58.5	$31.5	$94.2	$58.9	$128.2

Earnings per share	$0.62	$0.61	$1.11	$1.13	$2.59

Cash flow per share	$1.22	$0.86	$2.14	$1.62	$3.50	$4.02

Number of shares used to compute diluted earnings per share	48.1	36.5	44.0	36.3	36.6

Nonrecurring Acquisition and Restructuring Expenses

In this news release, we report “earnings per share before nonrecurring acquisition and restructuring expenses” for the second fiscal quarter 2005, six months ended April 30, 2005 and twelve months ended April 30, 2005 as $0.81, $1.40 and $2.86, respectively.

Although “earnings per share before nonrecurring acquisition and restructuring expenses” is a non-GAAP financial measure, we disclose it because we believe it is an appropriate measure to promote comparability of Cooper’s results, particularly when calculated consistently over time. In the schedules below, we reconcile earnings per share (the closest GAAP disclosure) to “earnings per share before nonrecurring acquisition and restructuring expenses,” for all periods reported using the same diluted per share figures. We add back nonrecurring acquisition and restructuring expenses, adjusted for the impact of the nonrecurring expenses on the ETR, to reported earnings per share. To calculate “earnings per share before nonrecurring acquisition and restructuring expenses” for the trailing twelve months, we add the result for the first half of fiscal 2005 to fiscal year 2004 earnings per share then subtract the first half of fiscal 2004.

	Q2 2005	YTD 4/30/05
Earnings per share, as reported	$0.62	$1.11
Nonrecurring acquisition and restructuring expenses	0.22	0.34
Tax adjustment*	(0.03)	(0.05)

Earnings per share before nonrecurring acquisition and restructuring expenses	$0.81	$1.40

Number of shares used to compute diluted earnings per share	48.1	44.0

	Twelve Months Ended 10/31/04	YTD 4/30/05	YTD 4/30/04	Twelve Months Ended 4/30/05
Trailing twelve months EPS, as reported	$2.59	$1.11	$1.13	$2.57
Nonrecurring acquisition and restructuring expenses	—	0.34	—	0.34
Tax adjustment*	—	(0.05)	—	(0.05)

Trailing twelve months EPS before nonrecurring acquisition and restructuring expenses	$2.59	$1.40	$1.13	$2.86

*	ETR on earnings before nonrecurring acquisition and restructuring expenses is about 20% versus reported ETR of 21%.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include certain statements about the integration of the Ocular businesses, our capital resources, performance and results of operations. In addition, all statements regarding anticipated growth in our or the combined company’s revenue, anticipated market conditions, planned product launches and results of operations are forward-looking. To identify these statements look for words like “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “intends,” “plans,” “estimates” or “anticipates” and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. These include the risk that the Cooper and Ocular businesses will not be integrated successfully; the risk that CVI’s new product introductions will be delayed or not occur at all; the risks related to the implementation of information technology systems covering the combined Cooper and Ocular businesses and any delays in such implementation or other events which could result in management having to report a significant deficiency or material weakness in the effectiveness of the Company’s internal control over financial reporting in its 2005 annual report on Form 10-K; the risk that the combined company may not continue to realize anticipated benefits from its cost-cutting measures; risk inherent in accounting assumptions made in the acquisition, the ultimate validity and enforceability of the companies’ patent applications and patents and the possible infringement of the intellectual property of others.

Events, among others, that could cause our actual results and future actions of the company to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption in the operations of our manufacturing or distribution facilities, new competitors or technologies, significant delays in new product introductions, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, increases in interest rates, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, worldwide regulatory issues, including product recalls and the effect of healthcare reform legislation, cost of complying with new corporate governance requirements, changes in tax laws or their interpretation, changes in geographic profit mix effecting tax rates, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements or judgments, cost of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, including impaired goodwill, changes in accounting principles or estimates, including the impact of the change in GAAP to require expensing stock options, and other events described in our Securities and Exchange Commission filings, including the “Business” section in Cooper’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004. We caution investors that forward-looking statements reflect our analysis only on their stated date. We disclaim any intent to update them except as required by law.

Conference Call

The Cooper Companies will hold a conference call and Web cast to discuss its second quarter results today at 2 p.m. Pacific Daylight Time. To access the live call in the United States, dial 1-800-798-2796, passcode 94153662. From outside the U.S., call 1-617-614-6204. A replay will be available at 1-888-286-8010, passcode 76091666, approximately one hour after the call ends and remain available for five days. This call will also be broadcast live on The Cooper Companies’ Web site, www.coopercos.com and at www.streetevents.com.

Corporate Information

The Cooper Companies, Inc. manufactures and markets specialty healthcare products through its CooperVision and CooperSurgical units. Corporate offices are in Lake Forest and Pleasanton, Calif. The World Wide Web address is www.coopercos.com. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data.

CooperVision manufactures and markets contact lenses and ophthalmic surgery products. Headquartered in Lake Forest, Calif., it manufactures in Juana Diaz, Puerto Rico, Norfolk, Va., Rochester, N.Y., Adelaide, Australia, Hamble and Hampshire England, Ligny-en-Barrios, France, Madrid, Spain and Toronto. Its Web address is www.coopervision.com.

CooperSurgical manufactures and markets diagnostic products, surgical instruments and accessories to the women’s healthcare market. With headquarters and manufacturing facilities in Trumbull, Conn., it also manufactures in Pasadena, Calif., North Normandy, Ill., Fort Atkinson, Wis., Malmo, Sweden, Montreal and Berlin. Its Web address is www.coopersurgical.com.

Proclear® and Biomedics® are registered trademarks of The Cooper Companies, Inc. and its subsidiaries or affiliates and are italicized in this news release.

FINANCIAL STATEMENTS FOLLOW

# # #

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Six Months Ended April 30,
	2005	2004	2005	2004
Net sales	$215,774	$120,552	$363,664	$230,286
Cost of sales	84,967	42,167	140,535	81,945

Gross profit	130,807	78,385	223,129	148,341
Selling, general and administrative expense	79,317	48,877	139,506	92,114
Research and development expense	5,356	1,222	8,186	2,747
Restructuring costs	1,937	—	2,660	—
Amortization of intangibles	1,225	463	2,113	808

Operating income	42,972	27,823	70,664	52,672
Interest expense	8,086	1,488	11,805	2,979
Other income, net	2,469	1,182	1,855	1,662

Income before income taxes	37,355	27,517	60,714	51,355
Provision for income taxes	7,845	5,818	12,718	11,301

Net income	29,510	21,699	47,996	40,054

Add interest charge applicable to convertible debt, net of tax	524	524	1,048	1,047

Income for calculating earnings per share	$30,034	$22,223	$49,044	$41,101

Diluted earnings per share	$0.62	$0.61	$1.11	$1.13

Number of shares used to compute diluted earnings per share	48,104	36,523	44,001	36,332

THE COOPER COMPANIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$17,119	$39,368
Trade receivables, net	155,181	99,269
Marketable securities	—	1,829
Inventories	190,504	107,607
Deferred tax asset	25,598	20,296
Other current assets	46,005	36,129

Total current assets	434,407	304,498

Property, plant and equipment, net	344,515	151,065
Goodwill	1,290,673	310,600
Other intangibles, net	60,335	31,768
Deferred tax asset	16,155	10,315
Other assets	15,202	3,315

	$2,161,287	$811,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$30,175	$20,871
Other current liabilities	190,023	95,638

Total current liabilities	220,198	116,509
Long-term debt	689,453	144,865
Other liabilities	6,154	—
Deferred tax liabilities	6,399	6,026

Total liabilities	922,204	267,400

Stockholders’ equity	1,239,083	544,161

	$2,161,287	$811,561

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